AMENDMENT TO THE DISTRIBUTION AGREEMENT

THIS AMENDMENT, dated as of the 16th day of March 2012, to the Distribution Agreement dated as of September 15, 2009, is entered into by and between Hatteras Capital Distributors, LLC, a Delaware limited liability company and Hatteras Alternative Mutual Funds Trust (the “Trust”) regarding each series of the Trust listed in Appendix A (the “Funds”).

WHEREAS, the parties have entered into the Distribution Agreement; and

WHEREAS, the parties desire to add new series of the Trust to the Distribution Agreement.

NOW, THEREFORE, the parties agree to amend the following:

Exhibit A is hereby superseded and replaced with the following:

EXHIBIT A

➢	Hatteras Alpha Hedged Strategies Fund

➢	Hatteras Long / Short Equity Fund

➢	Hatteras Long / Short Debt Fund

➢	Hatteras Hedged Strategies Fund

➢	Hatteras Managed Futures Strategies Fund

Except to the extent amended hereby, the Distribution Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

HATTERAS ALTERNATIVE MUTUAL FUNDS TRUST

By: /s/ J. Michael Fields
Name:   J. Michael Fields
Title:    Secretary

HATTERAS CAPITAL DISTRIBUTORS, LLC

By:    /s/ J. Michael Fields
Name:   J. Michael Fields
Title:    Chief Operating Officer